                                                                   EXHIBIT 99.2


                             DELHAIZE AMERICA, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

          For the 39 and 36 Weeks ended Sept 29, 2001 and Sept 9, 2000
                             (Dollars in thousands)

                                                         Pro forma
                                           39 Weeks       39 Weeks        36 Weeks
                                          Sep 29,2001    Sep 30,2000     Sep 9,2000

                                              (D)             (E)             (F)           D%       E%       F%
                                         --------------------------------------------   ---------------------------
Net sales and other revenues              $11,152,237     $10,623,118     $8,185,224      100.00   100.00   100.00
Cost of goods sold                          8,331,984       8,020,517      6,191,262       74.71    75.50    75.64
Selling and administrative expenses         2,303,564       2,164,422      1,609,009       20.65    20.38    19.66
Asset impairment provision                          -          26,961         26,961        0.00     0.25     0.33
Store closing provision                         5,250          42,734         45,872        0.05     0.40     0.56
Merger expense                                 39,713          29,461         13,864        0.36     0.28     0.17
                                         --------------------------------------------   ---------------------------
Operating income                              471,726         339,023        298,256        4.23     3.19     3.64
Interest expense                              259,900         250,135        109,996        2.33     2.35     1.34
                                         --------------------------------------------   ---------------------------
Income before income taxes                    211,826          88,888        188,260        1.90     0.84     2.30
Provision for income taxes                    102,337          57,801         74,241        0.92     0.55     0.91
                                         --------------------------------------------   ---------------------------

Net income                                   $109,489         $31,087       $114,019        0.98     0.29     1.39
                                         ============================================   ===========================

EBITDA (FIFO)                                $909,434        $809,809       $610,331        8.15     7.62     7.46


Note: Pro forma consolidated statements of income for the thirteen and thirty-nine week periods ended Sept 30, 2000 are presented to reflect the impact of the calendar change to a thirteen week calendar quarter and to include the results of operations of Hannaford Bros. Co. which was acquired on July 31, 2000.

EBITDA is defined by our company as earnings before interest, taxes, depreciation, amortization, LIFO income/expense, merger expense, store closing provision and asset impairment provision. We do not represent EBITDA as an alternative measure to net income or cash flow from operations, which is determined in accordance with U.S. GAAP. Investors should note that our calculation of EBITDA might differ from similarly titled measures for other companies.